Exhibit 10.1

FORM OF GLOBAL PARTNERS LP
LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AWARD AGREEMENT

(for Independent Directors)

Grantee: __________________ (“you” or the “Grantee”)

Grant Date: ________________ (the “Grant Date”)

Vesting Commencement Date: __________________ (the “Vesting Commencement Date”)

1.	Award. This Phantom Unit Award Agreement (this “Agreement”) is entered into as of the Grant Date by and between Global GP LLC (“GPLLC”) and the Grantee. GPLLC hereby grants to you an award (this “Award”) of ____________________ (______________) Phantom Units (the “Phantom Units”) subject to time-based vesting under the Global Partners LP Long-Term Incentive Plan (as amended from time to time, the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. This Award also includes a tandem grant of distribution equivalent rights with respect to the Phantom Units, as described in Section 5. Capitalized terms used in this Agreement but not defined herein are defined in the Plan and are used herein with the meanings ascribed to them in the Plan.
2.	Vesting. Except as otherwise provided in this Agreement, 100% of the Phantom Units will vest on the first anniversary of the Vesting Commencement Date (the “Vesting Date”), provided that you continuously remain in service as a director of GPLLC from the Grant Date through the Vesting Date.

For purposes of this Agreement, “service as a director” shall include being a Director of, or a Consultant to, GPLLC or an Affiliate.

3.	Events Occurring Prior to Vesting. Notwithstanding Paragraph 2 to the contrary,
(a)Death or Disability.  If your service as a director of GPLLC terminates as a result of your death or Disability, the Committee, in its sole discretion, shall determine whether any or all of the Phantom Units granted to you that have not yet vested shall (i) remain outstanding and continue to vest on the Vesting Date set forth in Paragraph 2 as if you continued to serve as a director, (ii) become immediately vested, or (iii) be forfeited.

For purposes of this Agreement, “Disability” means the Grantee’s inability to engage in any substantial gainful activity (i) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) Resignation and Other Terminations of Service.  If you voluntarily resign from your service as a director with GPLLC, fail to be nominated for re-election as a director with GPLLC, or are otherwise not re-elected as a director with GPLLC for a reason other than as set forth in Paragraph 3(a), the Committee, in its sole discretion, shall determine whether any or all of the Phantom Units granted to you that have not yet vested shall (i) remain outstanding and continue to vest on the Vesting Date set forth in Paragraph 2 as if you continued to serve as a director, (ii) become immediately vested, or (iii) be forfeited.
(c)Change in Control.  All outstanding Phantom Units held by you automatically shall become fully vested upon a Change in Control.

For purposes of this Agreement, “Change in Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) the date that any one person, entity or group (other than the successors to the interests of Alfred Slifka, and other than Richard Slifka or Eric Slifka or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires beneficial ownership of the membership interests of GPLLC that, together with the membership interests of GPLLC already owned beneficially by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of GPLLC; provided, however, if any one person, entity or group is considered to control, directly or indirectly, more than 50% of the total voting power of the membership interests of GPLLC, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control; (B) a consolidation or merger (in one transaction or a series of related transactions) of GPLLC pursuant to which the holders of GPLLC’s equity securities immediately prior to such transaction or series of related transactions would not be the beneficial owners immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (C) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of GPLLC to a person other than the Slifkas or any of them.

4.	Payments. As soon as administratively practicable following the vesting of Phantom Units pursuant to Section 2 or 3, but in no event later than 60 days after such vesting date, you shall receive, in the sole discretion of the Committee, for each such vested Phantom Unit either (a) one Unit or (b) an amount in cash equal to the Fair Market Value of one Unit on the payment date; provided, however, that if more than one Phantom Unit vests at the same time, the Committee, in its sole discretion, may elect to pay such vested Phantom Units in Units, cash or any combination thereof.
5.	Distribution Equivalent Rights. Each Phantom Unit subject to this Award is hereby granted in tandem with a corresponding distribution equivalent right (“DER”), which DER shall remain outstanding from the Vesting Commencement Date until the earlier of the settlement or forfeiture of the Phantom Unit to which the DER corresponds. Each vested DER entitles the Grantee to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions paid by GPLLC in respect of the Unit underlying the Phantom Unit to which such DER relates. GPLLC shall establish, with respect to each Phantom Unit, a separate DER bookkeeping account for such Phantom Unit (a “DER Account”), which shall be credited (without interest) on the applicable distribution payment dates with an amount equal to any distributions paid during the period that such Phantom Unit remains outstanding with respect to the Unit underlying the Phantom Unit to which such DER relates. Upon the vesting of a Phantom Unit, the DER (and the DER Account) with respect to such vested Phantom Unit shall also become vested. Similarly, upon the forfeiture of a Phantom Unit, the DER (and the DER Account) with respect to such forfeited Phantom Unit shall also be forfeited. DERs shall not entitle the Grantee to any payments relating to distributions paid after the earlier to occur of the date that the applicable Phantom Unit is settled in accordance with Section 4 or the forfeiture of the Phantom Unit underlying such DER. Payments with respect to vested DERs shall be made as soon as practicable, and within 60 days, after the date that such DER vests. The Grantee shall not be entitled to receive any interest with respect to the payment of DERs.
6.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.
7.	Restrictions. By accepting this grant, you agree that any Units that you may acquire upon payment of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) GPLLC may refuse to register the transfer of the Units to be acquired under this Award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this Award.
8.	Taxes and Withholding. You are responsible for any federal, state, local or non-U.S. taxes that arise in connection with grant, vesting or settlement of the Phantom Units and the DERs. GPLLC shall take no action to withhold such taxes. You represent that you are in no manner relying on the Board, the Committee, GPLLC, the Partnership or any of their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. You further agree to indemnify and hold GPLLC, the Partnership and their respective Affiliates harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from any of your actions or inactions regarding the tax consequences of this Award or the underlying Units.
9.	Rights as Unitholder. You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.
10.	Insider Trading Policy. The terms of Partnership’s Insider Trading Policy (the “Policy”) with respect to Units are incorporated herein by reference. The timing of the delivery of any Units pursuant to a vested Phantom Unit shall be subject to and comply with such Policy.
11.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of GPLLC and upon any person lawfully claiming under you.
12.	Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties, and agreements between the parties with respect to the Phantom Units granted hereby.
13.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of GPLLC.
14.	Conflicts and Governing Law. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
15.	Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Award is intended to comply with Section 409A or an exemption therefrom and shall be limited, construed and interpreted in accordance with such intent. To the extent that the Committee determines that the Phantom Units do not qualify for an exemption from Section 409A, then, if the Grantee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the Phantom Units upon the Grantee’s “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death. Notwithstanding the foregoing, GPLLC and its Affiliates make no representations that the Phantom Units provided under this Agreement are exempt from or compliant with Section 409A and in no event shall GPLLC or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and this Agreement shall be effective as provided herein.

GLOBAL GP LLC

By:

Name:

Title:

GRANTEE

By:

Name:

[Signature Page to Phantom Unit Award Agreement]